UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 15, 2011

Federal National Mortgage Association
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-50231	52-0883107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3900 Wisconsin Avenue, NW, Washington, District of Columbia		20016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-752-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2011, the Board of Directors of Fannie Mae (formally, the Federal National Mortgage Association) elected Robert H. Herz to join the Board. Mr. Herz will serve as a member of the Board’s Audit Committee.

Mr. Herz, age 57, has served as President of Robert H. Herz LLC since September 2010, providing consulting services on financial reporting and other matters. He has also served as a senior advisor to WebFilings LLC, a provider of financial reporting software, since February 2011. From July 2002 to September 2010, Mr. Herz was Chairman of the Financial Accounting Standards Board ("FASB"). He was also a part-time member of the International Accounting Standards Board ("IASB") from January 2001 to June 2002. He was a partner in PricewaterhouseCoopers LLP from 1985 until his retirement in 2002. He serves on the Accounting Standards Oversight Council of Canada, on the Leadership Board of the Manchester Business School in England, as Trustee of the Kessler Foundation, and as an executive in residence at the Columbia Business School.

In accordance with Fannie Mae’s non-management director compensation practices, Mr. Herz will be paid a cash retainer at a rate of $160,000 per year for serving as a Board member and $10,000 per year for serving as a member of the Board’s Audit Committee. In accordance with its customary practice, Fannie Mae is entering into an indemnification agreement with Mr. Herz, the form of which was filed as Exhibit 10.15 to Fannie Mae’s Form 10-K filed with the Securities and Exchange Commission on February 26, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal National Mortgage Association

June 16, 2011	By:	Michael J. Williams

Name: Michael J. Williams
Title: President and Chief Executive Officer